Free Writing Prospectus (Supplements the Preliminary Prospectus Supplement dated March 6, 2018)	Filed pursuant to Rule 433 under the Securities Act Registration Statement No. 333-221965

CIT Group Inc.
$400,000,000 6.125% Subordinated Notes due 2028 (the “Notes”)

Pricing Term Sheet

March 6, 2018

Issuer:	CIT Group Inc.
Trade Date:	March 6, 2018
Settlement Date:	March 9, 2018 (T+3).
Interest Payment Dates:	March 9 and September 9, commencing September 9, 2018
Record Dates:	February 25 and August 25
Principal Amount:	$400,000,000
Final Maturity Date:	March 9, 2028
Benchmark Treasury:	2.750% UST due February 15, 2028
Benchmark Treasury Price:	98-26+
Benchmark Treasury Yield:	2.886%
Spread to Benchmark Treasury:	+323.9 basis points
Yield to Maturity:	6.125%
Coupon:	6.125%
Price to Public:	100.00%
Regulatory Event Redemption:	The Issuer may, at its option, redeem the Notes at any time in whole, but not in part, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest upon the occurrence of a “Tier 2 Capital Event” or a “1940 Act Event,” as described in the preliminary prospectus supplement.
CUSIP/ISIN Number:	125581 GX0 / US125581GX07
Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	CIT Capital Securities LLC Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer or any underwriter will arrange to send you the prospectus if you request it by calling any of the Joint Book-Running Managers at its number below:

Barclays Capital Inc.	(888) 603-5847
Credit Suisse Securities (USA) LLC	(800) 221-1037
Deutsche Bank Securities Inc.	(800) 503-4611
Merrill Lynch, Pierce, Fenner & Smith Incorporated	(800) 294-1322

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.